Exhibit 99.1

PRESS RELEASE

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Reports 38% Quarterly Revenue Growth in

Core Commercial and Government Markets

Earnings per Share of $0.25 in Fiscal Fourth Quarter and $1.20 for the Fiscal Year

HUNT VALLEY, MARYLAND, APRIL 25, 2006 - TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems, today reported earnings for the fiscal year and fourth quarter ended March 26, 2006.

Chairman, President and CEO Robert B. Barnhill commented, “We ended our fiscal year with continued success, growing our customer base and revenues in our commercial and government markets. We achieved 38 percent revenue and 16 percent average monthly buyer growth in the fourth quarter due to the strengthened value we deliver, and an expanded offering of wireless mobile, fixed and in-building system equipment, accessories and support products.”

“This was an important year for TESSCO with the transition of a major consumer-direct affinity business relationship completed during the second quarter. As a result of the transition, we lost approximately $200 million in annualized revenues; however, we maintained profitability, reduced concentration and improved gross margins. We believe our company is now positioned for continued growth in revenues and earnings, driven by selling more products to more customers, and improving gross margins and operational productivity.”

Performance summary for the fourth quarter:

•                  Revenues for the fourth quarter of fiscal year 2006 totaled $96.6 million, down 36 percent over the prior-year quarter due to the transitioned affinity relationship, and largely offset by a 38 percent increase in commercial and government sales.

•                  Gross profits for the quarter totaled $24.7 million, a decrease of 2 percent over the prior-year period, due to an 89 percent decrease in consumer gross profits,

substantially offset by a 35 percent increase in commercial and government gross profits.

•                  Net income for the fourth quarter of fiscal year 2006 was $1.1 million, or $0.25 per diluted share, compared to $1.3 million and $0.31 per diluted share for the same period of fiscal year 2005.

•                  Core revenues from our commercial and government markets grew 38 percent over last year’s fourth quarter.

•                  Average monthly buyers and purchases per customer in these markets grew 16 percent and 19 percent, respectively, year-over-year.

•                  Revenues from the self-maintained user, government and reseller channels grew 72 percent year-over-year.

•                  Average monthly buyers and purchases per customer in this market grew 17 percent and 45 percent, respectively, year-over-year.

•                  Revenues from public carriers and network operators showed a 34 percent decrease year-over-year as the prior-year quarter included more significant sales related to large carrier projects.

•                  Average monthly buyers in this market increased 9 percent, but purchases per customer decreased 37 percent, respectively, year-over-year.

•                  Network infrastructure product sales and gross profits increased year-over-year, 7 percent and 6 percent, respectively, primarily driven by sales in fixed wireless broadband products and antenna systems.

•                  Mobile devices and accessories product sales and gross profits in our commercial and government markets increased year-over-year 68 percent and 39 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers. Commercial gross margin in this line of business declined due to product mix related to some of the new retail relationships established during the year.

•                  Mobile devices and accessories product sales and gross profits in our consumer market decreased substantially due to the transition of our large affinity relationship.

•                  Installation, test and maintenance product sales and gross profits increased year-over-year, 56 percent and 80 percent, respectively. The increase in revenues, gross profits and gross margins was primarily driven by increased sales of repair components driven by our expanded major repair components relationship.

•                  Overall gross profit margin was 25.5 percent compared to 16.6 percent last year. Last year’s gross profit margin was impacted by the high volume, low margin handsets driven by the now-transitioned affinity relationship. Commercial gross margin was essentially flat compared to last year’s quarter.

•                  Cash provided by operating activities during the fourth quarter of fiscal 2006 was $6.1 million.

The following summarizes the performance for the fiscal year:

•                  Total revenues for fiscal year 2006 decreased 7 percent compared to fiscal year 2005 to $477.3 million. This is due to a 44 percent decrease in consumer revenues attributable to the transition of the affinity relationship discussed above, largely offset by a 26 percent increase in commercial and government revenues.

•                  Gross profits for the year totaled $103.0 million, an increase of 9 percent over the prior year. This is due to a 27 percent increase in commercial and government gross profits, partially offset by a 38 percent decrease in consumer gross profits.

•                  Fiscal year 2006 net income was $5.1 million, or $1.20 per diluted share, compared to last year’s net income and diluted earnings per share of $6.1 million and $1.39, respectively.

•                  Core revenues for fiscal year 2006 from our commercial and government markets grew 26 percent over fiscal year 2005.

•                  Average monthly buyers and purchases per customer grew 11 percent and 14 percent, respectively, year-over-year.

•                  Revenues from the self-maintained user, government and reseller channels grew 41 percent year-over-year.

•                  Revenues from public carriers and network operators showed an 8 percent decrease year-over-year.

•                  Network infrastructure product sales and gross profits increased year-over-year, 14 percent and 12 percent, respectively, primarily driven by sales in fixed wireless broadband products, antenna systems and tower site support products.

•                  Mobile devices and accessories product sales and gross profits in our commercial and government markets increased year-over-year, 55 percent and 40 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers. Commercial gross margin in this line of business declined due to product mix related to some of the new retail relationships established during the year.

•                  The growth in mobile devices and accessories was also driven by strong growth in sales of two-way radio equipment, mounts and antennas.

•                  Mobile devices and accessories product sales and gross profits in our consumer market decreased substantially due to the transition of our large affinity relationship.

•                  Installation, test and maintenance product sales and gross profits increased year-over-year, 18 percent and 39 percent, respectively. The increase in revenues, gross profits and gross margins, was primarily a result of increased sales of repair components driven by our expanded major repair components relationship. Sales and gross profits of tools, shop supplies and safety equipment also increased.

•                  Gross profit margin was 21.6 percent compared to 18.5 percent last year. Last year’s gross profit margin was impacted by the high volume, low margin handsets driven by the now transitioned affinity relationship. Gross profit margins in our commercial and government markets remained essentially flat from year-to-year.

•                  Selling, and general and administrative expenses increased 11 percent year-over-year, primarily due to investments in business generation, including new personnel and marketing initiatives which helped drive our growth in commercial and government revenues and buyers.

•                  Cash provided by operating activities during fiscal year 2006 was $3.3 million.

Mr. Barnhill stated, “We are very pleased with our performance and results in the quarter and the year, as we have achieved growth and profitability in our core commercial and government markets for wireless. We have developed and executed exciting initiatives, which we believe will increase revenues by growing monthly buyers, and increasing their purchases through category share and cross sell, and will also improve profitability and return on assets. Further strengthening these initiatives is our just-announced acquisition of TerraWave Solutions, Ltd. and GigaWave Technologies, Ltd. We are excited about the capabilities and presence this acquisition brings in the wireless local area network market.”

“We have emerged from this fiscal year stronger, and more diversified and energized to continue our journey of building shareowner value. The success we achieved has been due to the talent and contribution of our committed team members. I believe that the energy and focus shown by our team in working through the past year’s transition is a strong platform for accelerated success in the coming quarters and years. I recognize and thank them for their great work. We look forward to our new year, leveraging our strong foundation to pursue the many opportunities in the wireless industry. Thank you for your support.”

Stock Buyback Program

During the fourth quarter, TESSCO did not purchase any additional shares under its Stock Buyback Program. As of March 26, 2006, 500,703 shares had been purchased under this program since it began in May 2003, at a total cost of $5.7 million, or at an average price of $11.44 per share. Under the existing Stock Buyback Program, 399,297 shares currently remain available for repurchase. The Program remains in effect, and no timetable has been set for the completion of the Program. On March 26, 2006, approximately 4.1 million shares of common stock were outstanding.

Mr. Barnhill stated, “We still believe that our recent share price does not accurately reflect the value and future prospects of TESSCO. Therefore, we believe that the repurchase of our shares, when appropriate, is an excellent use of funds to enhance shareholder value.”

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects, are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

At this time, TESSCO has elected to provide annual guidance for fiscal year 2007. Considering the current progress of the Company’s initiatives and the state of the wireless markets, and assuming that these trends continue, TESSCO estimates that for the fiscal year ending April 1, 2007, earnings per share will be in the range of $1.20 to $1.40. These estimates include the impact of the recently announced acquisition of the non-cash assets and businesses of TerraWave Solutions, Ltd. and GigaWave Technologies, Ltd.

A conference call will be held on April 26, 2006, at 10:00 a.m. EDT to discuss the financial results for the fourth quarter of fiscal year 2006. The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

The statements in this press release regarding TESSCO acquiring the business assets of TerraWave and GigaWave, TESSCO’s ability to benefit from the acquisition and the acquired businesses and relationship assets, and any implication as to possible contributions to TESSCO’s revenues resulting from the acquisition are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risks that any expected benefits from the acquisition may not be realized, as well as all other risks to which our business and operating results are generally subject.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Included among the risks that could lead to a materially adverse impact on our business or operating results are the termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; and inability to protect certain intellectual property, including systems and technologies on which we rely.

Without limiting the foregoing, the statements in this press release regarding TESSCO acquiring the business assets of TerraWave and GigaWave, including any statement or possible implication as to TESSCO’s ability to benefit from the acquisition or as to possible contributions to TESSCO’s revenues resulting from the acquisition, are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. In addition to those risks to which our business and the acquired businesses are generally subject to, the acquisition of these businesses give rise to transitional risks and the risk that the anticipated benefits will not be realized.

TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended			Fiscal Years Ended
	March 26, 2006	December 25, 2005	March 27, 2005	March 26, 2006	March 27, 2005
	(unaudited)	(unaudited)	(unaudited)	(audited)

Revenues	$96,561,300	$94,811,900	$150,907,500	$477,329,300	$513,027,300
Cost of goods sold	71,899,900	70,849,000	125,836,300	374,316,300	418,180,500
Gross profit	24,661,400	23,962,900	25,071,200	103,013,000	94,846,800
Selling, general and administrative expenses	22,761,300	22,004,200	22,879,500	94,268,800	84,747,400

Income from operations	1,900,100	1,958,700	2,191,700	8,744,200	10,099,400

Interest, net	165,800	125,600	51,800	358,500	166,200
Income before provision for income taxes	1,734,300	1,833,100	2,139,900	8,385,700	9,933,200

Provision for income taxes	676,500	714,900	826,600	3,270,500	3,866,000
Net income	$1,057,800	$1,118,200	$1,313,300	$5,115,200	$6,067,200

Basic earnings per share	$0.26	$0.27	$0.31	$1.22	$1.41

Diluted earnings per share	$0.25	$0.26	$0.31	$1.20	$1.39
Basic weighted average shares outstanding	4,135,900	4,187,500	4,209,400	4,199,600	4,308,000
Diluted weighted average shares outstanding	4,257,000	4,263,000	4,276,500	4,274,300	4,373,900

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	March 26, 2006	March 27, 2005
		(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,286,900	$3,880,800
Trade accounts receivable, net	43,576,500	60,907,400
Product inventory	47,615,700	60,832,600
Deferred tax asset	2,393,000	2,170,000
Prepaid expenses and other current asset	2,799,200	2,828,400
Total current assets	98,671,300	130,619,200

Property and Equipment, Net	24,619,800	26,193,000
Goodwill, Net	2,452,200	2,452,200
Other Long-Term Assets	1,054,100	1,292,800
Total assets	$126,797,400	$160,557,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$44,984,000	$82,618,000
Accrued expenses and other current liabilities	7,543,400	6,638,400
Revolving credit facility	—	—
Current portion of long-term debt	442,500	362,600
Total current liabilities	52,969,900	89,619,000

Deferred Tax Liability	2,782,300	3,561,300
Long-Term Debt, Net of Current Portion	4,559,400	5,000,700
Other Long-Term Liabilities	1,379,000	1,554,100
Total liabilities	61,690,600	99,735,100

Shareholders’ Equity:
Preferred stock	—	—
Common stock	49,600	48,900
Additional paid in capital	24,748,700	23,578,600
Treasury stock, at cost	(9,521,100)	(7,454,400)
Retained earnings	49,764,200	44,649,000
Accumulated other comprehensive income	65,400	—
Total shareholders’ equity	65,106,800	60,822,100

Total liabilities and shareholders’ equity	$126,797,400	$160,557,200

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended March 26, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$9,755	$637	$4,226	$14,618
User, Governments and Resellers	23,120	35,091	21,842	80,053
Total Commercial/Government Revenue	32,875	35,728	26,068	94,671
Consumer Revenue	—	1,890	—	1,890
Total Revenue	$32,875	$37,618	$26,068	$96,561

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,365	$191	$920	$3,476
User, Governments and Resellers	5,478	7,896	6,982	20,356
Total Commercial/Government Gross Profit	7,843	8,087	7,902	23,832
Consumer Gross Profit	—	829	—	829
Total Gross Profit	$7,843	$8,916	$7,902	$24,661

Change from the Quarter Ended March 27, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(29.6)%	4.6%	(44.5)%	(33.8)%
User, Governments and Resellers	37.1	69.7	140.5	71.7
Total Commercial/Government Revenue	7.0	67.8	56.2	37.8
Consumer Revenue	—	(97.7)	—	(97.7)
Total Revenue	7.0%	(63.6)%	56.2%	(36.0)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(24.8)%	11.0%	(40.8)%	(28.6)%
User, Governments and Resellers	28.7	40.0	146.1	59.9
Total Commercial/Government Gross Profit	6.0	39.2	80.0	35.4
Consumer Gross Profit	—	(88.9)	—	(88.9)
Total Gross Profit	6.0%	(32.9)%	80.0%	(1.6)%

Change from the Quarter Ended December 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(35.4)%	(28.5)%	(6.7)%	(28.7)%
User, Governments and Resellers	(14.3)	8.9	70.4	11.2
Total Commercial/Government Revenue	(21.9)	7.9	50.3	2.3
Consumer Revenue	—	(17.4)	—	(17.4)
Total Revenue	(21.9)%	6.3%	50.3%	1.8%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(34.7)%	(19.1)%	(15.8)%	(29.8)%
User, Governments and Resellers	(6.1)	2.2	60.8	13.7
Total Commercial/Government Gross Profit	(17.0)	1.6	45.4	4.3
Consumer Gross Profit	—	(25.4)	—	(25.4)
Total Gross Profit	(17.0)%	(1.7)%	45.4%	2.9%

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installatio, Test and Maintenance	Total
Fiscal Year Ended March 26, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$53,104	$2,794	$16,971	$72,869
User, Governments and Resellers	95,806	113,758	57,601	267,165
Total Commercial/Government Revenue	148,910	116,552	74,572	340,034
Consumer Revenue	—	137,295	—	137,295
Total Revenue	$148,910	$253,847	$74,572	$477,329

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$12,669	$781	$3,961	$17,411
User, Governments and Resellers	22,076	27,858	18,791	68,725
Total Commercial/Government Gross Profit	34,745	28,639	22,752	86,136
Consumer Gross Profit	—	16,877	—	16,877
Total Gross Profit	$34,745	$45,516	$22,752	$103,013

Change from the Fiscal Year Ended March 27, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(6.2)%	(8.9)%	(14.7)%	(8.4)%
User, Governments and Resellers	29.0	57.2	33.1	40.7
Total Commercial/Government Revenue	13.8	54.5	18.0	26.2
Consumer Revenue	—	(43.6)	—	(43.6)
Total Revenue	13.8%	(20.4)%	18.0	(7.0)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(4.4)%	(8.2)%	(12.9)%	(6.6)%
User, Governments and Resellers	24.0	42.3	59.2	39.8
Total Commercial/Government Gross Profit	11.9	40.2	39.2	27.0
Consumer Gross Profit	—	(37.6)	—	(37.6)
Total Gross Profit	11.9%	(4.1)%	39.2%	8.6%